Exhibit 10.2
Weatherford International Ltd.
Performance Unit Award Agreement
This Performance Unit Award Agreement (this “Agreement”) is made and entered into by and between Weatherford International Ltd., a Swiss corporation (the “Company”), and                      (the “Holder”) as of this March 18, 2010, pursuant to the Weatherford International Ltd. 2006 Omnibus Incentive Plan, as amended (the “Plan”), which is incorporated by reference herein in its entirety.
Whereas, the Company desires to grant to the Holder Performance Unit Awards (the “Units”) under the Plan, subject to the terms and conditions of this Agreement; and
Whereas, the Holder desires to have the opportunity to hold the Units subject to the terms and conditions of this Agreement;
Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	Definitions. For purposes of this Agreement, “Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein or in the Plan with respect to the sale or other disposition of the Units and the obligation to forfeit such Units to the Company. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.	Grant of Units. Effective as of the date of this Agreement, the Company grants to the Holder Units (the “Target Unit Amount”). Each Unit shall, upon vesting pursuant to Section 4 and subject to the Performance Goals set out in Annex A to this Agreement, be convertible into between 0.0 and 2.0 Shares (such amount being the “Performance Multiplier”), depending on the level of achievement of the Performance Goals and during the periods (each a “Performance Period”) described in Annex A to this Agreement, such that the maximum number of Shares deliverable under this Agreement (assuming a 2.0 Performance Multiplier is applicable for each Performance Period) shall be equal to two-times the Target Unit Amount. The Company and the Holder agree that this Agreement, together with the Plan and any employment agreement between the Company and the Holder entered into on or after the date of this Agreement (the “Employment Agreement”), sets forth the complete terms of the Award and that the Award shall be subject to the terms of the Employment Agreement. For the avoidance of doubt, the term “Employment Agreement” as used herein shall not refer to any employment agreement between the Holder and the Company (or any of the Company’s affiliates) that was entered into prior to the date of this Agreement (any such agreement, a “Prior Employment Agreement”). The Holder acknowledges and agrees that the terms of any Prior Employment Agreement (including, without limitation, any opportunities for accelerated vesting of equity awards thereunder) shall be inapplicable to the Units granted pursuant to this Agreement.

3.	Transfer Restrictions. Except as specified herein or in the Plan, the Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement or the Plan shall be void, and the Company shall not be bound thereby.

4.	Vesting.
(a)	Except as specified otherwise in this Section 4, the Units shall be subject to Forfeiture Restrictions, which shall lapse in accordance with the vesting dates set forth in Annex A.

(b)	Notwithstanding the foregoing, if (a) the Holder’s employment or affiliation relationship with the Company and its Affiliates is terminated prior to the final vesting date (i) due to the death or Disability of the Holder, (ii) by the Holder for Good Reason (as defined below) or (iii) by the Company for any reason other than Cause (as defined below) then, in any such event, all Forfeiture Restrictions shall lapse on the date of termination of the Holder’s employment or affiliation relationship, and for purposes of calculating the Performance Multiplier, all Performance Periods not yet completed shall be deemed to end on the date of such termination, or (b) there is a Change in Control, then all Forfeiture Restrictions shall immediately lapse with respect to all Units subject to Forfeiture Restrictions, and for purposes of calculating the Performance Multiplier, all Performance Periods not yet completed shall be deemed to end on the date of such Change in Control. For purposes of this Agreement, “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Section 409A. For purposes of this Agreement, the terms “Good Reason” and “Cause” shall have the meanings provided under the Holder’s Employment Agreement, if any, and in the absence of an Employment Agreement, such terms shall be inapplicable for purposes of this Agreement and any termination of the Holder’s employment other than due to clause (a)(i) of this Section 4(b) shall be governed by Section 4(c) of this Agreement.

(c)	If the Holder’s employment or affiliation relationship with the Company and its Affiliates terminates prior to the final vesting date by the Holder for any reason other than Good Reason or by the Company for Cause, then any Forfeiture Restrictions that have not previously lapsed pursuant to the provisions of this Section 4 shall not lapse, and any Units with respect to which the Forfeiture Restrictions have not lapsed shall be forfeited to the Company on the date of the termination of the Holder’s employment or affiliation relationship with the Company and its Affiliates. In the event any Units are forfeited to the Company pursuant to this Agreement, the Company will not be obligated to pay the Holder any consideration whatsoever for the forfeited Units.
5.	Dividend Equivalents. If during the period the Holder holds any Units awarded hereby the Company pays a dividend in cash, Shares or otherwise with respect to the outstanding shares of Company’s registered shares, par value CHF 1.16 per share (the “Shares”), the Holder shall receive no dividend equivalent payment with respect to the Holder’s Units.

6.	Delivery of Shares. Upon the date of lapse of the Forfeiture Restrictions under Section 4 the Company shall deliver or cause to be delivered a number of Shares equal to the number of Units with respect to which the Forfeiture Restrictions have lapsed multiplied by the applicable Performance Multiplier (subject to the satisfaction by the Holder of any liability arising under Section 8 of this Agreement).

7.	Capital Adjustments and Reorganizations. The existence of the Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any acquisition, merger, amalgamation or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Shares or the rights thereof, or the winding up, dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise, including a Corporate Change (as defined in the Plan).

8.	Responsibility for Taxes & Withholding. Regardless of any action the Company or any of its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Holder’s participation in the Plan and legally applicable to the Holder (“Tax-Related Items”), the Holder acknowledges that the ultimate liability for all Tax-Related Items is and remains the Holder’s responsibility and may exceed the amount actually withheld by the Company or any of its Affiliates. The Holder further acknowledges that the Company and/or its Affiliates (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Units, including, but not limited to, the grant of the Units, the lapse of the Forfeiture Restrictions, the delivery of Shares, the subsequent sale of Shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate Holder’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Holder becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Holder acknowledges that Company and/or its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Holder will pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy all Tax-Related Items. In this regard, the Holder authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)	withholding from the Holder’s wages or other cash compensation paid to the Holder by the Company and/or its Affiliates; or

(b)	withholding from proceeds of the Shares acquired following the lapse of the Forfeiture Restrictions either through a voluntary sale or through a mandatory sale arranged by the Company (on Holder’s behalf pursuant to this authorization); or

(c)	withholding in Shares to be delivered upon the lapse of the Forfeiture Restrictions.
To avoid negative accounting treatment, the Company and/or its Affiliates may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Holder is deemed to have been issued the full number of Shares attributable to the awarded Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Holder’s participation in the Plan. The Holder shall pay to the Company and/or its Affiliates any amount of Tax-Related Items that the Company and/or its Affiliates may be required to withhold or account for as a result of the Holder’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Holder fails to comply with the Holder’s obligations in connection with the Tax-Related Items.

9.	Employment or Affiliation Relationship. For purposes of this Agreement, the Holder shall be considered to be in the employment of, or affiliated with, the Company or its Affiliates as long as the Holder has an employment or affiliation relationship with the Company or its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment or affiliation relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10.	Voting and Other Rights. The Holder shall have no rights as a shareholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing Shares in satisfaction of such Units.

11.	Not an Employment or Affiliation Agreement. This Agreement is not an employment or affiliation agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Holder and the Company or any of its Affiliates or guarantee the right to remain employed by or affiliated with the Company or any of its Affiliates for any specified term.

12.	Data Privacy. By signing below, the Holder voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. The Holder is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Holder’s ability to participate in the Plan. The Company and its Affiliates hold certain personal information about the Holder, including the Holder’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all Units or any other entitlement to shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in the Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Holder’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or elsewhere throughout the world in countries that may not provide an equivalent level of data protection to the laws in the Holder’s home country, such as the United States. The Holder authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and the subsequent holding of Shares on the Holder’s behalf by a broker or other third party with whom the Holder may elect to deposit any Shares acquired pursuant to the Plan. The Holder may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Holder’s ability to participate in the Plan.

13.	Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by facsimile, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated below on the execution page of this Agreement, and to the Holder at the Holder’s address indicated in the Company’s register of Plan participants, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

14.	Amendment and Waiver. This Agreement may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of the Holder without his/her written consent. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Holder. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

15.	Governing Law and Severability. This Agreement shall be governed by the laws of Switzerland without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.	Successors and Assigns. Subject to the limitations which this Agreement and the Plan impose upon the transferability of the Units, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Holder, his permitted assigns and, upon the Holder’s death, the Holder’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, and legal and personal representatives.

17.	Electronic Delivery and Execution. The Holder hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Holder understands that, unless revoked by the Holder by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Holder also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Holder hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Holder consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

19.	Acknowledgements. The Holder acknowledges and agrees to the following:

(a)	The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time.

(b)	The grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of the Units even if the Units have been granted repeatedly in the past.

(c)	The Holder’s participation in the Plan is voluntary.

(d)	The value of the Units is an extraordinary item of compensation, which is outside the scope of the Holder’s employment contract (if any), except as may otherwise be explicitly provided in the Holder’s employment contract (if any).

(e)	The Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits.

(f)	The future value of the Shares is unknown and cannot be predicted with certainty.

(g)	No claim or entitlement to compensation or damages arises from the forfeiture of the award, termination of the Plan, or diminution in value of the Units or Shares and the Holder irrevocably releases the Company and its Affiliates from any such claim that may arise.

(h)	Nothing in this Agreement or the Plan shall confer upon the Holder any right to continue to be employed by the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company or the Affiliate, which are hereby expressly reserved, to terminate the employment of the Holder under applicable law.

(i)	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Holder’s participation in the Plan, or the Holder’s acquisition or sale of the underlying Shares. The Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(j)	The Company reserves the right to impose other requirements on participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Holders to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.	Section 409A.
(a)	The delivery of the Holder’s Shares as described in Section 6 shall be made in accordance with such Section, provided that with respect to delivery due to termination of employment for reasons other than death, the delivery at such time can be characterized as a “short-term deferral” for purposes of Section 409A or as otherwise exempt from the provisions of Section 409A, or if any portion of the delivery cannot be so characterized, and the Holder is a “specified employee” under Section 409A, such portion of the delivery shall be delayed until the earlier to occur of the Holder’s death or the date that is six months and one day following the Holder’s termination of employment. For purposes of this Agreement, the terms “terminates,” “terminated,” “termination,” “termination of employment,” and variations thereof, as used in this Agreement to refer to the Holder’s termination of employment, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A.

(b)	This Agreement and the Units provided hereunder are intended to comply with Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent. Although the Company and the Committee intend to administer this Agreement so that it will comply with the requirements of Section 409A, to the extent applicable, neither the Company nor the Committee represents or warrants that this Agreement will comply with Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company or its Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Holder (or any other individual claiming a benefit through the Holder) for any tax, interest, or penalties the Holder might owe as a result of participation in the Plan, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect any Holder from the obligation to pay any taxes pursuant to Section 409A.

in witness whereof, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Holder has executed this Agreement, all as of the date first above written.

COMPANY: weatherford international ltd.
By:
ADDRESS:
4-6 Rue Jean-François Bartholoni Geneva 1204 Switzerland Attn: Corporate Secretary Facsimile: 41 22 816 1599

HOLDER:

Annex A—Performance Goals
The Performance Goal used to determine the extent of conversion of the Units in the attached Agreement into Shares will be the percentile rank of total shareholder return (“TSR”) for the Shares for each Performance Period (or as otherwise described below). The Performance Multiplier for each Performance Period will be based on the Company’s TSR performance during the Performance Period relative to a competitor group composed of Baker Hughes, Inc., Halliburton Company and Schlumberger Limited (the “Competitor Group”), or, if any of such entities is no longer publicly traded, then their successor as determined by the Committee.
Each Performance Period will begin on the first NYSE trading day of the relevant Fiscal Year set forth below and end (subject to Section 4 of the Agreement) on the last NYSE trading day of that Fiscal Year.

Performance Period
(Fiscal Year)	Number of Units	Vesting Date
2010	[insert 1/3]	January 3, 2011
2011	[insert 1/3]	January 3, 2012
2012	[insert 1/3]	January 2, 2013
TSR for each Performance Period for the Company and each member of the Competitor Group shall be calculated as follows, where “Beginning Price” is the closing price on the last NYSE trading day of the immediately preceding Fiscal Year and “Ending Price” is the closing price on the last NYSE trading day of the Fiscal Year, in each case, as applied to the applicable equity security and adjusted, where applicable, for share splits or share dividends, and Cash Dividends means cash dividends with an ex-dividend date during the Performance Period:
TSR = [(Ending Price — Beginning Price) + Cash Dividends]/Beginning Price
If the Company’s TSR for a Performance Period is the highest among the Competitor Group, the Performance Multiplier for such Performance Period shall be 2.0. If the Company’s TSR for a Performance Period is the lowest among the Competitor Group, the Performance Multiplier for such Performance Period shall be 0.0. If the Company’s TSR for a Performance Period is neither the highest nor the lowest among the Competitor Group, then the Performance Multiplier shall be derived based on the percentile rank of the Company’s TSR for the Performance Period as compared to an array comprised of the TSR for the Performance Period of each member of the Competitor Group (as determined excluding the Company) pursuant to the following table:

TSR Percentile	Performance Multiplier
75+	2.0
50-74.99	1.0
25-49.99	0.5
<25	0.0
For purposes of the preceding sentence, the TSR Percentiles for a Performance Period shall be determined by measuring the median TSR level for the Competitor Group (excluding the Company), which shall constitute the 50th percentile, and then applying standard deviation to determine the 25th and 75th percentiles. Examples of the Performance Multiplier calculations are set forth on Annex B attached hereto.

Annex B — Sample Calculations of the Performance Multiplier
The following five examples provide calculation details of hypothetical performance outcomes of a three peer Competitor Group.

	Case 1	Case 2	Case 3	Case 4	Case 5
Sample TSR Results
Competitor A	55.0%	55.0%	10.0%	28.0%	19.0%
Competitor B	10.0%	50.0%	25.0%	68.0%	0.5%
Competitor C	9.0%	9.0%	60.0%	56.0%	-6.0%

Weatherford International Ltd.	50.0%	10.0%	65.0%	66.0%	-5.0%
Is Weatherford Highest or Lowest?	no	no	Highest	no	no

Competitor Group Standard Deviation	26.3%	25.2%	n/a	20.5%	13.0%

Competitor Group Estimated Percentiles
75th	27.7%	67.0%	n/a	69.9%	9.3%
Median	10.0%	50.0%	n/a	56.0%	0.5%
25th	-7.7%	33.0%	n/a	42.1%	-8.3%

Weatherford International Ltd. Percentile	>75th	<25th	Highest	68.0%	34.3%
Multiplier Achieved	2.0	0.0	2.0	1.0	0.5

Note:	The Competitor Group Estimated Percentiles are calculated using the standard deviation of the Group. The median is the median of the Group. 75th and 25th percentiles, respectively, are calculated as median +/- 0.675 times the standard deviation.

Case 1:	The Company achieves the second highest TSR score of 50.0%, which is above the 75th percentile of the Competitor Group. This earns a 2.0 multiplier.

Case 2:	The Company’s TSR is below the 25th percentile, earning a zero multiplier.

Case 3:	The Company’s achieves the highest TSR versus the Competitor Group, earning a 2.0 multiplier.

Case 4:	The Company’s TSR of 66.0% places them at the 68th percentile and earns a 1.0 multiplier.

Case 5:	The Company achieves a -5.0% TSR, placing them just above the 34th percentile. This earns a 0.5 multiplier.